Exhibit 99.1

Press Release	Contact: Christopher D. Myers

For Immediate Release	President and CEO

(909) 980-4030

CVB Financial Corp. Announces New Board Member

Ontario, CA, July 28, 2016 – CVB Financial Corp. (“CVBF”), the holding company for Citizens Business Bank, is pleased to announce the appointment of Anna Kan as a Board Member. She was also named a Director of Citizens Business Bank.

“Anna’s entrepreneurial experience in building a successful small business will add a unique perspective to our Board” said Raymond V. O’Brien III, Chairman of CVBF. “We are excited about utilizing her insight and experience as we continue to build and expand our market presence.”

Ms. Kan served as the President and CEO of privately held Formosa Meat Company (dba Golden Island Jerky) from 1997 to 2013. Under her leadership the company achieved seventeen consecutive years of growth. In 2013, Ms. Kan negotiated a successful sale of the company to Hillshire Brands.

Ms. Kan earned her Bachelors of Arts degree in communication studies from the University of Iowa and her Executive Masters of Business Administration from Northwestern University. She presently serves as Chairman of the Board of California Manufacturing Technology Consulting (CMTC), a non-profit organization dedicated to promoting and preserving manufacturing jobs in California.

Corporate Overview

CVBF is the holding company for Citizens Business Bank. The company is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank has 43 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley area of California.

Shares of CVBF’s common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information about CVBF, visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations, growth projections, and our future financial position and operating results. Words such as “will likely result, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will” and variations of these words and similar expressions help to identify these forward looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, all the risk factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.